UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 10, 2021

Date of Report (Date of earliest event reported)

VENUS ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40024	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

477 Madison Avenue, 6th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 917-267 4568

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one ordinary share, par value $0.001, one redeemable warrant to purchase one-half ordinary share and one right to acquire 1/10 of an ordinary share	VENAU	The Nasdaq Stock Market LLC
Ordinary Share	VENA	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one-half ordinary share	VENAW	The Nasdaq Stock Market LLC
Rights, each to receive one-tenth (1/10) of one ordinary share	VENAR	The Nasdaq Stock Market LLC

IMPORTANT NOTICES

Participants in Solicitation

Venus Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser” or “Venus”) and VIYI Algorithm Inc., a Cayman Islands exempted company (the “Company”), and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Venus’ stockholders in connection with the proposed transaction described is this Report on Form 8-K. Information about Venus’ directors and executive officers and their ownership of Venus’ securities is set forth in Venus’ filings with the U.S. Securities and Exchange Commission (the “SEC”). To the extent that holdings of Venus’ securities have changed since the amounts printed in Venus’ Prospectus dated February 10, 2021, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the below paragraph.

Venus is a blank check company incorporated in the Cayman Islands and incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar merger with one or more businesses or entities. Venus completed its initial public offering on February 11, 2021 with an offering of 4,600,000 units, at $10.00 per unit, generating gross proceeds of $46,000,000. Each unit consisted of one ordinary share, par value $0.001, one redeemable warrant to purchase one-half of one ordinary share, and one right to receive one-tenth (1/10) of an ordinary share upon consummation of a business combination. The Units, Ordinary Shares, Rights and Warrants of Venus are currently listed on the Nasdaq Capital Market under the symbols "VENAU," "VENA," "VENAR" and "VENAW," respectively. Venus has until February 11, 2022 to consummate a Business Combination. However, if Venus may extend the period of time to consummate a Business Combination up to nine times, each by an additional month (for a total of 21 months to complete a Business Combination.

VIYI Algorithm Inc. is a privately-held company dedicated to the development and application of bespoke central processing algorithms. Central processing algorithms refer to a range of computing algorithms, including analytical algorithms, recommendation algorithms, and acceleration algorithms. VIYI Algorithm Inc. provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, thereby helping them to increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals.

Additional Information and Where to Find It

This document relates to a proposed transaction between Venus and Viyi. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Venus intends to file a proxy statement, which will be sent to all Venus stockholders. Venus also will file other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF VENUS ARE URGED TO READ THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by Venus through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Venus may be obtained free of charge by written request to Venus at Venus Acquisition Corporation 477 Madison Avenue, 6th Floor, New York, NY 10022.

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Forward-Looking Statements Legend

This document contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, with respect to the proposed merger transaction between Viyi and Venus, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, Viyi’s products under development and the markets in which it intends to operate, and Viyi’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Venus’s securities, (ii) the risk that the transaction may not be completed by Venus’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Venus, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the agreement and plan of merger by the stockholders of Venus and Viyi, the satisfaction of the minimum trust account amount following redemptions by Venus’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger, (vi) the effect of the announcement or pendency of the transaction on Viyi’s business relationships, performance, and business generally, (vii) risks that the proposed transaction disrupts current plans of Viyi and potential difficulties in Viyi employee retention as a result of the proposed transaction, (viii) the outcome of any legal proceedings that may be instituted against Viyi or against Venus related to the agreement and plan of merger or the proposed transaction, (ix) the ability to maintain the listing of Venus’s securities on the Nasdaq Stock Market Capital Market, (x) the price of Venus’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Viyi plans to operate, variations in performance across competitors, changes in laws and regulations affecting Viyi’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xii) the risk of downturns in the economy across the world as a world of COVID 19, and (xiii) the impact of legislative, regulatory, competitive and technological changes to Viyi’s business or product candidates, including those in China where Viyi operates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Venus’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and proxy statement discussed above and other documents filed by Venus from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Viyi and Venus assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Viyi nor Venus gives any assurance that either Viyi or Venus will achieve its expectations.

Item 1.01. Entry into a Material Definitive Agreement.

This section describes the material provisions of the Merger Agreement (as defined below) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

General Description of the Merger

On June 10, 2021, Venus Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser” or “Venus”), VIYI Algorithm Inc., a Cayman Islands exempted company (“Viyi” or the “Company”), Venus Merger Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”) and WiMi Hologram Cloud Inc., a Cayman Islands company and the legal and beneficial owner of a majority of the issued and outstanding voting securities of the Company (“Majority Shareholder”), entered into a Merger Agreement (the "Merger Agreement"). A copy of the Merger Agreement without exhibits or disclosure schedule is included in this Form 8-K as Exhibit 2.1. WiMi Hologram Cloud, Inc. (NASDAQ: WIMI) holds approximately 73% of the share capital of Viyi.

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Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”), the parties intend to effect a business combination transaction whereby the Merger Sub will merge with and into the Company, with the Company being the surviving entity (the Company is hereinafter referred to for the periods from and after the Merger Effective Time as the “Surviving Corporation”) and becoming a wholly owned Subsidiary of Venus (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and simultaneously with the Closing Purchaser will change its name to “MicroAlgo Inc.”

The Board of Directors of both Venus an Viyi and the stockholders of Viyi have approved the Merger Agreement and the transactions contemplated by it.

The Merger is expected to close in the third quarter of 2021, following the receipt of the required approval by Venus’ stockholders and the fulfillment of other customary closing conditions.

Merger Consideration

Pursuant to the Merger Agreement, the merger is structured as s stock for stock transaction and is intended to be qualified as a tax-free reorganization. The terms of the merger provide for a valuation of VIYI Algo and its subsidiaries and businesses of $400,000,000. Based upon a per share value of $10.10 per share, the VIYI Algo stockholders will receive approximately 39,600,000 ordinary shares of Venus which will represent approximately 85% of the combined outstanding shares following the closing, assuming no redemptions by the Venus stockholders and assuming conversion of the Venus outstanding rights into 485,000 ordinary shares. As of June 9, 2021, there were 6,050,000 ordinary shares of Venus issued and outstanding (including 4,600,000 ordinary shares subject to possible redemption).

At the Effective Time all outstanding options and other convertible securities of Viyi will be cancelled or converted into ordinary shares of Viyi and exchanged for Venus’ ordinary shares as part of the consideration described above.

Post Closing Corporate Governance.

Pursuant to the terms of the Merger Agreement, the parties agreed that the Board of Directors of Venus will be comprised of 5 members, four of whom will be nominated by VIYI. In order to continue to satisfy Nasdaq Stock Market listing standards, at least 3 of the members of the Board of Directors will be independent in accordance with Nasdaq listing rules.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the parties thereto that are customary for transactions of this type, including with respect to the operations and financial condition of Venus and Viyi.

In the Merger Agreement, Viyi and WiMi Hologram Cloud, Inc., as its majority shareholder make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) to Purchaser Parties relating to the Company on the following aspects: (1) corporate existence and power, (2) authorization, (3) governmental authorization, (4) non-contravention, (5) capital structure, (6) organizational documents, (7) Subsidiaries, (8) financial statements, (9) books and records, (10) absence of certain changes, (11) properties, title to the Company’s assets, (12) litigation, (13) contracts, (14) licenses and permits, (15) compliance with laws, (16) compliance with anti-corruption laws, (17) intellectual property, (18) employees, (19) employment matters, (20) tax matters, (21) environmental laws, (22) finders’ fees, (23) status as not an investment company, (24) Affiliate transactions, (25) Proxy/Registration Statement.

In the Merger Agreement, Purchaser Parties make certain representations and warranties to the Company on the following aspects: (1) corporate existence and power, (2) authorization, (3) governmental authorization, (4) non-contravention, (5) finders’ fees, (6) issuance of shares, (7) capitalization, (8) information supplied, (9) trust account, (10) listing on Nasdaq, (11) board approval, (12) Purchaser SEC Documents and financial statements, (13) litigation, (14) compliance with laws, (15) compliance with anti-corruption and sanction laws, (16) not an investment company, (17) tax matters, (18) contracts, (19) business activities, (20) registration statement and proxy statement, (21) backstop investment, (22) no outside reliance. The Purchaser Parties make no representation or warranty on other aspect.

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Covenants of the Parties

Each of the parties to the Merger Agreement agrees to the following covenants:

•	From the date of the Merger Agreement to the Closing Date, conduct their respective business only in ordinary course and not take certain acts without written consent from the other parties.

•	From the date of the Merger Agreement to the earlier of the Closing Date and the termination of the Merger Agreement, the Company and the Purchaser Parties shall and shall cause each of their respective directors, officers, Affiliates, managers, consultants, employees, representatives and agents not to solicit or approve an Alternative Transaction and inform the others of any Alternative Proposal.

•	From the date of the Merger Agreement to the Closing Date (inclusive), the Company on one hand and the Purchaser Parties on the other hand shall provide the other party access to information relating to such party’s business.

•	Each of the Company on one hand and the Purchaser Parties on the other hand shall notify the other upon occurrence of certain events.

•	As promptly as reasonably practicable after the execution of the Merger Agreement, Purchaser Parties shall prepare and file a registration statement that includes the proxy statement with the SEC and each of the Purchaser Parties and the Company will furnish to the other all information concerning itself and its Subsidiaries, officers, directors, managers, shareholders and other equityholders that may be reasonably requested in connection with such Proxy/Registration Statement or other filing or application required by Authority in connection with the Transactions.

•	Each of the parties will and cause its Subsidiaries to use reasonable best efforts to obtain material consents of third party required to consummate the Transactions.

•	Each of the parties will use reasonable best efforts to take and cause to be done all things necessary or desirable and cooperate with the others to consummate the Transactions.

The Company agreed to the following additional covenants: (1) compliance with laws, (2) delivery of the requisite PCAOB Financials for the quarter ending June 30, 2021 no later than August 15, 2021, and (3) waive claims against Trust Account money.

The Purchaser Parties agree to the following additional covenants: (1) from the date of the Merger Agreement through the Effective Time, to ensure Purchaser’s listing on Nasdaq and to reserve new trading symbol prior to the Effective Time, (2) from the date of the Merger Agreement through the Closing, keep current and timely file all SEC filings and comply with its reporting obligations, (3) appropriate disbursement of Trust Account funds, (4) election of Purchaser’s directors and officers in accordance with the composition contemplated under the Merger Agreement, (5) indemnification and insurance coverage for director and officers of the Company and Purchaser, (6) execution and delivery of backstop investment agreement (as further described below in this Form 8-K), (7) adopting Section 16 board resolutions, (8) notifying the Company of any shareholder litigation and (9) delivery of the finalized consideration allocation statement.

In addition, Venus agreed to prepare and file a proxy/registration statement on Form S-4 with the SEC to provide for (i) approval of the Merger and related transactions contemplated by the Merger Agreement; (ii) approval by the Venus stockholders of an increase in the authorized share capital to 200,000,000 shares; (iii) approval of a name change to MicroAlgo Inc.; (iv) the election of new directors in accordance with the Merger Agreement. The proxy/registration statement will also provide for the registration for resale of the ordinary shares being issued to the Viyi shareholders as part of the merger consideration, subject to the lock-up restrictions described elsewhere in this Form 8-K.

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Conditions to Closing

Consummation of the Closing is conditioned on:

•	with respect to all parties: (a) no injunction, (b) no action, (c) effectiveness of the Proxy/Registration statement and no stop order thereof, (d) Purchaser Shareholders’ Approval and

•	with respect to the Purchaser Parties: (a) Company’s performance of its obligations, (b) Company’s representations and warranties being true and correct, (c) no Company Material Adverse Effect.

•	with respect to the Company: (a) Purchaser Parties’ performance of their obligations, (b) Purchaser Parties’ representations and warranties being true and correct, (c) no Purchaser Material Adverse Effect, (d) Purchaser Parties’ compliance with reporting obligations, (e) listing approval by the Nasdaq Stock Market of the Consideration Shares, (f) election of directors to Purchaser’s board pursuant to Merger Agreement, (g) Purchaser’s name has changed to “MicroAlgo Inc.” and the authorized share capital being increased to 200,000,000 ordinary shares, (h) effectiveness of the Form S-4 proxy/registration statement ..

Termination

The Merger Agreement may be terminated by either the Purchaser Parties or the Company if Closing has not occurred by September 30, 2021.

The Purchaser Parties may terminate the Merger Agreement by written notice to Company if Company has materially breached any covenant, agreement, representations and warranties and failed to cure such breach within 15 days after notification of breach.

The Company may terminate the Merger Agreement by written notice to the Purchaser Parties if any Purchaser Party has materially breached any covenant, agreement, representations and warranties and failed to cure such breach within 15 days after notification of breach.

The Merger Agreement shall become void forthwith upon termination.

OTHER AGREEMENTS

Registration Rights Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Purchaser and the Company Shareholders and the Backstop Provider (as described elsewhere in this Form 8-K) are entering into a registration rights agreement to provide for the resale registration with respect to the Consideration Shares received by the Company Shareholders in the Merger.

The foregoing description of the registration Rights Agreement is subject to and qualified in its entirety by reference to the full text of the form of Registration Rights Agreement, a copy of which is attached as Exhibit 10.1 hereto, and the terms of which are incorporated herein by reference.

Lock-up Agreements

Concurrently with the closing of the merger, Purchaser will enter into a lock-up agreement with each of its IPO sponsor and the Company Shareholders with respect to the Consideration Shares received by the Company Shareholders in the Merger. The Lock-up Agreement provides that except for an aggregate of 2,000,000 ordinary shares received by the of the Company Shareholders, all shares held by the parties to the Lock-up agreements will be subject to restrictions of sale, transfer or assignment as follows: (A) 50% of the shares until the earlier of (i) six (6) months after the date of the consummation of the Merger or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Merger and (B) the remaining 50% of the shares may not be transferred, assigned or sold until six (6) months after the date of the consummation of the Merger.

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Backstop Agreement/PIPE financing

Concurrently with the execution of the Merger Agreement, Venus has entered into a binding backstop agreement for (i) the backstop provider to purchase ordinary shares in open market transactions and (ii) purchase from Venus ordinary shares in a private placement transaction exempt from registration under the Securities Act of 1933, as amended. Any purchases, either from Venus shareholders seeking to redeem ordinary shares, or from Venus are limited to up to $10 million in gross amount. The backstop provider has agreed that any ordinary shares acquired by it will not be subject to redemption under Venus corporate organizational documents and also waived any claims against Venus’ Trust Account.

The foregoing description of the Backstop Agreement is subject to and qualified in its entirety by reference to the full text of the form of Backstop Agreement, a copy of which is attached as Exhibit 10.2 hereto, and the terms of which are incorporated herein by reference.

Company Transaction Support Agreement From Company Shareholders

Concurrently with the execution of the Merger Agreement, Venus entered into a Company Transaction Support Agreement with all of the Company Shareholders pursuant to which the Company Shareholders agreed, among other things, (i) not to redeem any of Venus Ordinary Shares which may be owned by them which may be acquired prior to the Closing; (ii) to vote at any meeting of the stockholders of Venus and Viyi all such Venus Ordinary Shares or Viyi Ordinary Shares, as the case may be, in favour of the Merger and the transactions contemplated by the Merger Agreement and in favour of the other proposals contained in the Venus Proxy/Registration Statement; (iii) to be bound by certain other covenants and agreements related to the Business Combination and (iv) to be bound by certain transfer restrictions with respect to such Viyi Ordinary Shares prior to the Closing, in each case, on the terms and subject to the conditions set forth in the Transaction Support Agreement.

The foregoing description of the Transaction Support Agreement is subject to and qualified in its entirety by reference to the full text of the form of the Transaction Support Agreement, a copy of which is attached as Exhibit 10.3 hereto, and the terms of which are incorporated herein by reference.

Non-competition and non-solicitation agreement

In connection with the Closing, the Purchaser, the Company will enter into a non-compete and non-solicitation agreement with each of the Company Shareholders in favour of the Purchaser and the Company.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The Venus Ordinary Shares which may be purchased by the Backstop Provider from Venus pursuant to the Backstop Agreement have not been and will not be registered prior to their issuance under the Securities Act of 1933, as amended in reliance upon the exemption provided in Section 4(a)(2) thereof.

Item 7.01 Regulation FD Disclosure

On June 10, 2021, Purchaser issued a press release announcing the execution of the Merger Agreement by the parties The press release is furnished herewith as Exhibit 99.1 pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
2.1	Merger Agreement dated as of June 10, 2021 by and among Viyi Algorithm Inc., Venus Acquisition Corporation, Venus Merger Sub Corp. and WiMi Hologram Cloud Inc.**
10.1	Registration Rights Agreement dated as of June 10, 2021 by and among Venus Acquisition Corporation and the Holders named therein.
10.2	Backstop Agreement dated as of June 10, 2021 by and between Venus Acquisition Corporation and Ever Abundant Investments Limited.
10.3	Company Transaction Support Agreement dated as of June 10, 2021 by and among Venus Acquisition Corporation, Viyi Algorithm Inc. and the persons and entities named therein.
99.1	Press Release of Venus Acquisition Corporation dated June 10, 2021.

** Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf as of June 14, 2021 by the undersigned hereunto duly authorized.

Venus Acquisition Corporation

By:	/s/ Yanming Liu
Yanming Liu
Chief Executive Officer

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